EXHIBIT 16





October 5, 2001


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Federal Trust Corporation and, under the date of February 2, 2001, we reported on the consolidated financial statements of Federal Trust Corporation and subsidiaries as of and for the years ended December 31, 2000 and 1999. On September 28, 2001, our appointment as principal accountants was terminated. We have read Federal Trust Corporation's statements included under Item 4 of its Form 8-K dated October 8, 2001, and we agree with such statements.

Very truly yours,

KPMG LLP